SEC FILE NUMBER
                                                                     0-28008

                                                                   CUSIP NUMBER
                                                                    83169M 10 4

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING



(Check One):
 [X]FORM 10-KSB   [_]FORM 20-F   [_]FORM 11-K   [_]FORM 10-QSB   [_]FORM N-SAR

     FOR PERIOD  ENDED:  JUNE 30, 1998
     [_] TRANSITION REPORT ON FORM 10-K
     [_] TRANSITION REPORT ON FORM 20-F
     [_] TRANSITION REPORT ON FORM 11-K
     [_] TRANSITION REPORT ON FORM 10-Q
     [_] TRANSITION  REPORT ON FORM N-SAR
     FOR THE TRANSITION PERIOD ENDED:_________________________


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT  INFORMATION

                             SmartServ Online, Inc.
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Full Name of Registrant



--------------------------------------------------------------------------------
Former Name if Applicable

     One Station Place
     Metro Center, North Wing, Fifth Floor
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Address of Principal Executive Office (Street and Number)


     Stamford, Connecticut 06902
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City, State and Zip Code



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PART II -- RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

            (a) The reasons  described  in  reasonable  detail in Part III of this  form  could not be  eliminated  without  unreasonable  effort or expense;
 [X]        (b) The subject annual  report,  semi-annual  report,  transition report on Form 10-K, Form 20-F, 11-K OR Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
            (c) The accountant's  statement or other exhibit required by Rule
       12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     See Attached.
                         (ATTACH EXTRA SHEETS IF NEEDED)

PART IV -- OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification

                 Thomas W. Haller            (203)            353-5650
          --------------------------------  -------  ---------------------------
                     (NAME)               (AREA CODE)    (TELEPHONE NUMBER)


     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
          filed? if answer is no, identify report(s).      [X]  Yes       [_] No

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     (3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
          report or portion thereof?                       [_]  Yes       [X] No

          If  so,  attach  an  explanation  of  the  anticipated   change,  both
          narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of results cannot be made.

================================================================================


                             SmartServ Online, Inc.
        ----------------------------------------------------------------
                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

 Date: September 28, 1998                   By:    /s/  Thomas W. Haller
       ----------------------                     ----------------------------
                                                    Thomas W. Haller

                             SMARTSERV ONLINE, INC.
                             ATTACHMENTS FORM 12b-25
                           NOTIFICATION OF LATE FILING
                            SEC FILE NUMBER 0-28008



Part III.  Narrative.

         The financial executives of the Registrant have devoted substantial time and effort to a proposed private placement of securities and a proposed bridge financing , thereby delaying the completion of the Form 10-KSB.